Calumet Specialty Products Partners, L.P. Reports Third Quarter 2009 Results

INDIANAPOLIS—(PR NEWSWIRE)— November 4, 2009— Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership” or “Calumet”) reported net income for the quarter ended September 30, 2009 of $4.0 million compared to net loss of $12.5 million for the quarter ended September 30, 2008.  For the nine months ended September 30, 2009, net income was $53.6 million compared to net income of $25.9 million for the nine months ended September 30, 2008.  Calumet reported net cash provided by operating activities of $110.6 million for the nine months ended September 30, 2009 as compared to $75.7 million for the same period in 2008.

Earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA (as defined by the Partnership’s credit agreements) were $27.7 million and $42.5 million, respectively, for the quarter ended September 30, 2009 as compared to $13.6 million and $51.6 million, respectively, for the third quarter of 2008. Distributable Cash Flow for the quarter ended September 30, 2009 was $30.2 million as compared to $41.3 million for third quarter of 2008. The $9.0 million decrease in Adjusted EBITDA quarter over quarter was primarily due to a reduction in gross profit in our specialty products segment offset by lower realized derivative losses of $16.7 million in 2009 as compared to 2008 due to significant declines in crude oil prices in 2008.  (See the section of this release titled “Non-GAAP Financial Measures” and the attached tables for discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-generally accepted accounting principles (“non-GAAP”) financial measures, definitions of measures and reconciliations of such measures to the comparable GAAP measures.)

The increase in net income of $16.5 million from the third quarter of 2008 was primarily due to decreased derivative losses of $43.1 million ($26.4 million of which represents non-cash derivative losses), decreased selling, general and administrative expenses of $4.6 million, and decreased interest expense of $2.4 million. Partially offsetting these increases in net income was lower gross profit of $35.8 million. Gross profit by segment was as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
	(In millions)
Gross profit by segment:
Specialty products	$33.5	$66.1	$114.1	$109.9
Fuel products	7.7	10.9	24.4	62.8
Total gross profit	$41.2	$77.0	$138.5	$172.7

Specialty products segment gross profit quarter over quarter was primarily impacted by lower overall specialty product selling prices in relation to crude oil prices compared to the 2008 quarter due to lower demand resulting from the economic downturn. In addition, specialty products segment gross profit was negatively impacted by lower sales volumes in lubricating oils, solvents and waxes due to economic conditions impacting product demand. The decrease in fuel products segment gross profit quarter over quarter was due primarily to decreasing selling prices as compared to the average cost of crude oil as fuel products crack spreads declined significantly quarter over quarter. These losses were partially offset by increased gains on derivatives recorded in gross profit of $17.5 million and lower cost of sales of $10.3 million resulting from the liquidation of lower cost inventory layers in 2009.

“The continued economic weakness during the third quarter and decline in fuel products crack spreads weighed negatively on our results.  We continue to work on controlling costs, executing our hedging strategies and completing small, short-term payback projects to improve our results,” said Bill Grube, Calumet’s CEO and President.

Quarterly Distribution

On October 20, 2009, the Partnership declared a quarterly cash distribution of $0.45 per unit for the quarter ended September 30, 2009 on all outstanding units. The distribution will be paid on November 13, 2009 to unitholders of record as of the close of business on November 3, 2009.

Operations Summary

The following table sets forth unaudited information about our combined operations. Production volume differs from sales volume due to changes in inventory.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Sales volume (bpd):
Specialty products	26,108	28,467	25,579	30,215
Fuel products	32,522	28,587	31,718	28,723
Total (1)	58,630	57,054	57,297	58,938

Total feedstock runs (bpd) (2)(3)	59,949	57,263	61,069	57,985
Facility production (bpd):
Specialty products:
Lubricating oils	13,118	13,257	11,481	13,108
Solvents	7,923	7,779	7,868	8,489
Waxes	1,274	1,518	1,082	1,851
Fuels	941	1,141	811	1,157
Asphalt and other by-products	7,667	6,691	7,694	6,872
Total	30,923	30,386	28,936	31,477
Fuel products:
Gasoline	9,144	8,394	9,841	8,636
Diesel	12,079	10,548	12,662	10,580
Jet fuel	7,328	6,613	7,184	6,089
By-products	562	271	529	344
Total	29,113	25,826	30,216	25,649
Total facility production (3)	60,036	56,212	59,152	57,126

(1)	Total sales volume includes sales from the production of our facilities and certain third-party facilities pursuant to supply and/or processing agreements, and sales of inventories.

(2)
Total feedstock runs represents the barrels per day of crude oil and other feedstocks processed at our facilities and certain third-party facilities pursuant to supply and/or processing agreements. The increase in feedstock runs for the three months ended September 30, 2009 as compared to the same period in 2008 is primarily due to increased run rates at the Shreveport refinery due to increased operational efficiencies.

(3)
Total facility production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities and certain third-party facilities pursuant to supply and/or processing agreements. The difference between total production and total feedstock runs is primarily a result of the time lag between the input of feedstock and production of finished products and volume loss.

Credit Agreement Covenant Compliance

Compliance with the financial covenants pursuant to our credit agreements is measured quarterly based upon performance over the most recent four fiscal quarters, and as of September 30, 2009, we continued to be in compliance with all financial covenants under our credit agreements.

While assurances cannot be made regarding our future compliance with these covenants and being cognizant of the general uncertain economic environment, we believe that we will continue to maintain compliance with such financial covenants.

Revolving Credit Facility Capacity

On September 30, 2009, we had availability on our revolving credit facility of $89.5 million, based on a $200.6 million borrowing base, $41.9 million in outstanding standby letters of credit, and borrowings of $69.1 million. We believe that we have sufficient cash flow from operations and borrowing capacity to meet our financial commitments, debt service obligations, contingencies and anticipated capital expenditures. However, we are subject to business and operational risks that could materially adversely affect our cash flows. A material decrease in our cash flow from operations or a significant, sustained decline in crude oil prices would likely produce a corollary material adverse effect on our borrowing capacity under our revolving credit facility and potentially our ability to comply with the covenants under our credit facilities. Substantial declines in crude oil prices, if sustained, may materially diminish our borrowing base, which is based in part on the value of our crude oil inventory, which could result in a material reduction in our borrowing capacity under our revolving credit facility.  A significant increase in crude oil prices, if sustained, would likely result in increased working capital funded by borrowings under our revolving credit facility.

About the Partnership

The Partnership is a leading independent producer of high-quality, specialty hydrocarbon products in North America. The Partnership processes crude oil and other feedstocks into customized lubricating oils, white oils, solvents, petrolatums, waxes and other specialty products used in consumer, industrial and automotive products.

The Partnership also produces fuel products including gasoline, diesel and jet fuel. The Partnership is based in Indianapolis, Indiana and has five facilities located in northwest Louisiana, western Pennsylvania and southeastern Texas.

A conference call is scheduled for 1:00 p.m. ET (12:00 p.m. CT) on Wednesday, November 4, 2009, to discuss the financial and operational results for the third quarter of 2009. Anyone interested in listening to the presentation may call 866-272-9941 and enter passcode 65132315. For international callers, the dial-in number is 617-213-8895 and the passcode is 65132315.

The telephonic replay of the conference call is available in the United States by calling 888-286-8010 and entering passcode 58473570. International callers can access the replay by calling 617-801-6888 and entering passcode 58473570. The replay will be available beginning Wednesday, November 4, 2009, at approximately 4:00 p.m. until Wednesday, November 18, 2009.

The information contained in this press release is available on the Partnership’s website at http://www.calumetspecialty.com.

Cautionary Statement Regarding Forward-Looking Statements

Some of the information in this release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including "may," "believe," "expect," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information. These forward-looking statements involve risks and uncertainties that are difficult to predict and may be beyond our control. These risks and uncertainties include the overall demand for specialty hydrocarbon products, fuels and other refined products; our ability to produce specialty products and fuels that meet our customers' unique and precise specifications; the impact of fluctuations and rapid increases and decreases in crude oil and crack spread prices, including the impact on our liquidity; the results of the Partnership's hedging and risk management activities; the availability of, and the Partnership's ability to consummate, acquisition or combination opportunities; labor relations; the ability of the Partnership to comply with the financial covenants contained in its credit facilities; the Partnership's access to capital to fund acquisitions and its ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets or businesses; environmental liabilities or events that are not covered by an indemnity; insurance or existing reserves; maintenance of the Partnership's credit ratings and ability to receive open credit from its suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; fluctuations in the debt and equity markets; and general economic, market or business conditions. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this release as well as the Partnership's most recent Form 10-K and 2009 Forms 10-Q filed with the Securities and Exchange Commission, which could cause the Partnership's actual results to differ materially from those contained in any forward-looking statement.

Non-GAAP Financial Measures

We include in this release the non-GAAP financial measures of EBITDA, Adjusted EBITDA and Distributable Cash Flow, and provide reconciliations of net income (loss) to EBITDA, Adjusted EBITDA and Distributable Cash Flow and (in the case of EBITDA and Adjusted EBITDA) to net cash provided by operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

EBITDA and Adjusted EBITDA are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We define EBITDA as net income plus interest expense (including debt extinguishment costs), taxes and depreciation and amortization. We define Adjusted EBITDA to be Consolidated EBITDA as defined in our credit facility agreements. Consistent with that definition, Adjusted EBITDA, for any period, equals: (1) net income plus (2)(a) interest expense; (b) taxes; (c) depreciation and amortization; (d) unrealized losses from mark to market accounting for derivative activities; (e) unrealized items decreasing net income (including the non-cash impact of restructuring; decommissioning and asset impairments in the periods presented); (f) other non-recurring expenses reducing net income which do not represent a cash item for such period; and (g) all non-recurring restructuring charges associated with the Penreco acquisition minus (3)(a) tax credits; (b) unrealized items increasing net income (including the non-cash impact of restructuring, decommissioning and asset impairments in the periods presented); (c) unrealized gains from mark to market accounting for derivative activities; and (d) other non-cash recurring expenses and unrealized items that reduced net income for a prior period, but represent a cash item in the current period. We are required to report Adjusted EBITDA to our lenders under our credit facilities and it is used to determine our compliance with the consolidated leverage and interest coverage tests thereunder.

We believe that Distributable Cash Flow provides additional information for investors to evaluate the Partnership’s ability to declare and pay distributions to unitholders.

We define Distributable Cash Flow as Adjusted EBITDA less replacement capital expenditures, cash interest paid (excluding capitalized interest) and income tax expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
	(In thousands, except per unit data)
Sales	$492,431	$724,371	$1,350,735	$1,990,315
Cost of sales	451,275	647,397	1,212,241	1,817,625
Gross profit	41,156	76,974	138,494	172,690
Operating costs and expenses:
Selling, general and administrative	7,437	11,995	23,697	29,666
Transportation	18,519	21,656	49,761	66,685
Taxes other than income taxes	1,167	1,324	3,156	3,386
Other	191	393	888	957
Operating income	13,842	41,606	60,992	71,996
Other income (expense):
Interest expense	(8,243)	(10,670)	(25,333)	(24,373)
Debt extinguishment costs	—	—	—	(898)
Realized gain (loss) on derivative instruments	4,045	(12,621)	3,213	(12,971)
Unrealized gain (loss) on derivative instruments	(4,485)	(30,892)	17,672	(13,866)
Gain on sale of mineral rights	—	—	—	5,770
Other	(1,271)	210	(2,856)	551
Total other income (expense)	(9,954)	(53,973)	(7,304)	(45,787)
Net income (loss) before income taxes	3,888	(12,367)	53,688	26,209
Income tax expense	(79)	148	70	308
Net income (loss)	$3,967	$(12,515)	$53,618	$25,901
Calculation of common unitholders’ interest in net income (loss):
Net income (loss)	$3,967	$(12,515)	$53,618	$25,901
Less:
General partner’s interest in net income (loss)	79	(250)	1,070	518
Subordinated unitholders’ interest in net income (loss)	1,573	(4,969)	21,265	10,292
Net income (loss) available to common unitholders	$2,315	$(7,296)	$31,283	$15,091
Weighted average number of common units outstanding — basic and diluted	19,166	19,166	19,166	19,166
Weighted average number of subordinated units outstanding — basic and diluted	13,066	13,066	13,066	13,066
Common and subordinated unitholders’ basic and diluted net income (loss) per unit	0.12	(0.38)	1.63	0.79
Cash distributions declared per common and subordinated unit	$0.45	$0.45	$1.35	$1.53

Note:
The Partnership has adopted the requirements under ASC 260-10, Earnings per Share (formerly EITF Issue No. 07-4, Application of the Two-Class Method under FASB Statement No. 128 to Master Limited Partnerships), and applied it retrospectively to the period ended September 30, 2008 for the calculation of common unitholders’ interest in net income (loss) and its basic and diluted net income (loss) per unit, therefore the September 30, 2008 amounts differ from what was previously reported.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2009	December 31, 2008
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$2,567	$48
Accounts receivable	128,259	109,556
Inventories	131,708	118,524
Derivative assets	38,505	71,199
Prepaid expenses and other current assets	2,777	5,824
Total current assets	303,816	305,151
Property, plant and equipment, net	638,829	659,684
Goodwill	48,335	48,335
Other intangible assets, net	40,945	49,502
Other noncurrent assets, net	16,107	18,390
Total assets	$1,048,032	$1,081,062

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable	$94,471	$87,460
Accounts payable — related party	37,682	6,395
Other current liabilities	19,864	23,360
Current portion of long-term debt	4,670	4,811
Derivative liabilities	5,269	15,827
Total current liabilities	161,956	137,853
Pension and postretirement benefit obligations	10,379	9,717
Other long-term liabilities	1,116	—
Long-term debt, less current portion	424,965	460,280
Total liabilities	598,416	607,850
Commitments and contingencies
Partners’ capital:
Partners’ capital	426,895	417,646
Accumulated other comprehensive income	22,721	55,566
Total partners’ capital	449,616	473,212
Total liabilities and partners’ capital	$1,048,032	$1,081,062

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended
	September 30,
	2009	2008
	(In thousands)
Operating activities
Net income	$53,618	$25,901
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	48,890	42,369
Amortization of turnaround costs	5,692	1,041
Provision for doubtful accounts	(766)	1,320
Non-cash debt extinguishment costs	—	898
Unrealized gain on derivative instruments	(17,672)	13,866
Gain on sale of mineral rights	—	(5,770)
Other non-cash activity	3,561	305
Changes in assets and liabilities:
Accounts receivable	(17,937)	(64,410)
Inventories	(13,184)	84,606
Prepaid expenses and other current assets	(953)	4,641
Derivative activity	6,680	7,510
Deposits	4,000	—
Other assets	(4,539)	(1,985)
Accounts payable	38,298	(39,473)
Accrued salaries, wages and benefits	1,002	1,621
Taxes payable	741	1,996
Other current liabilities	1,086	518
Pension and postretirement benefit obligations	945	725
Other long-term liabilities	1,116	—
Net cash provided by operating activities	110,578	75,679
Investing activities
Additions to property, plant and equipment	(20,718)	(161,811)
Acquisition of Penreco, net of cash acquired	—	(269,118)
Settlement of derivative instruments	—	(6,042)
Proceeds from sale of mineral rights	—	6,065
Proceeds from disposal of property and equipment	793	24
Net cash used in investing activities	(19,925)	(430,882)
Financing activities
Proceeds from (Repayments of) borrowings, net — revolving credit facility	(33,435)	85,933
Repayments of borrowings — prior term loan credit facility	—	(30,099)
Proceeds from (Repayments of) borrowings, net — existing term loan credit facility	(2,888)	358,647
Debt issuance costs	—	(9,633)
Payments on capital lease obligations	(875)	(309)
Change in bank overdraft	(6,325)	2,190
Common units repurchased for vested phantom unit grants	(164)	(115)
Distributions to partners	(44,447)	(51,339)
Net cash provided by (used in) financing activities	(88,134)	355,275
Net increase in cash and cash equivalents	2,519	72
Cash and cash equivalents at beginning of period	48	35
Cash and cash equivalents at end of period	$2,567	$107
Supplemental disclosure of cash flow information
Interest paid	$23,124	$24,180
Income taxes paid	$91	$19

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA, ADJUSTED EBITDA, AND DISTRIBUTABLE CASH FLOW

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	Unaudited		Unaudited
	(In thousands)
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA:
Net income (loss)	$3,967	$(12,515)	$53,618	$25,901
Add:
Interest expense and debt extinguishment costs	8,243	10,670	25,333	25,271
Depreciation and amortization	15,578	15,289	46,396	39,868
Income tax expense	(79)	148	70	308
EBITDA	$27,709	$13,592	$125,417	$91,348
Add:
Unrealized (gain) loss from mark to market accounting for hedging activities	$11,365	$33,429	$(10,430)	$15,184
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	3,449	4,537	4,271	7,905
Adjusted EBITDA	$42,523	$51,558	$119,258	$114,437
Less:
Replacement capital expenditures (1)	(4,995)	(987)	(12,739)	(5,417)
Cash interest expense (2)	(7,423)	(9,115)	(23,124)	(17,338)
Income tax expense	79	(148)	(70)	(308)
Distributable Cash Flow	$30,184	$41,308	$83,325	$91,374

(1)	Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or sales from existing levels.

(2)	Represents cash interest paid by the Partnership, excluding capitalized interest.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF ADJUSTED EBITDA AND EBITDA TO NET CASH PROVIDED BY OPERATING ACTIVITIES

	Nine Months Ended September 30,
	2009	2008
	Unaudited
	(In thousands)
Reconciliation of Adjusted EBITDA and EBITDA to net cash provided by operating activities:
Adjusted EBITDA	$119,258	$114,437
Add:
Unrealized gain (loss) from mark to market accounting for hedging activities	10,430	(15,184)
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	(4,271)	(7,905)
EBITDA	$125,417	$91,348
Add:
Interest expense and debt extinguishment costs, net	(22,597)	(22,679)
Unrealized (gain) loss on derivative instruments	(17,672)	13,866
Income taxes	(70)	(308)
Provision for doubtful accounts	(766)	1,320
Debt extinguishment costs	—	898
Changes in assets and liabilities:
Accounts receivable	(17,937)	(64,410)
Inventory	(13,184)	84,606
Other current assets	3,047	4,641
Derivative activity	6,680	7,510
Accounts payable	38,298	(39,473)
Other current liabilities	2,829	4,135
Other, including changes in noncurrent assets and liabilities	6,533	(5,775)
Net cash provided by operating activities	$110,578	$75,679

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UPDATE ON EXISTING COMMODITY DERIVATIVE INSTRUMENTS
September 30, 2009

Fuel Products Segment

The following tables provide information about our derivative instruments related to our fuel products segment as of September 30, 2009:

Crude Oil Swap Contracts by Expiration Dates	Barrels Purchased	BPD	($/Bbl)
Fourth Quarter 2009	2,070,000	22,500	66.26
Calendar Year 2010	7,300,000	20,000	67.29
Calendar Year 2011	5,384,000	14,751	76.24
Totals	14,754,000
Average price			$70.41

Diesel Swap Contracts by Expiration Dates	Barrels Sold	BPD	($/Bbl)
Fourth Quarter 2009	1,196,000	13,000	80.51
Calendar Year 2010	4,745,000	13,000	80.41
Calendar Year 2011	2,371,000	6,496	90.58
Totals	8,312,000
Average price			$83.32

Jet Fuel Swap Contracts by Expiration Dates	Barrels Sold	BPD	($/Bbl)
Calendar Year 2011	2,284,000	6,258	$87.88
Totals	2,284,000
Average price			$87.88

Gasoline Swap Contracts by Expiration Dates	Barrels Sold	BPD	($/Bbl)
Fourth Quarter 2009	874,000	9,500	73.83
Calendar Year 2010	2,555,000	7,000	75.28
Calendar Year 2011	729,000	1,997	83.53
Totals	4,158,000
Average price			$76.42

The following table provides a summary of these derivatives and implied crack spreads for the crude oil, diesel and gasoline swaps disclosed above, all of which are designated as hedges.

Swap Contracts by Expiration Dates	Barrels Sold	BPD	Implied Crack Spread ($/Bbl)
Fourth Quarter 2009	2,070,000	22,500	11.43
Calendar Year 2010	7,300,000	20,000	11.32
Calendar Year 2011	5,384,000	14,751	12.19
Totals	14,754,000
Average price			$11.65

At September 30, 2009, the Company had the following derivatives related to crude oil sales and gasoline purchases in its fuel products segment, none of which are designated as hedges.

Crude Oil Swap Contracts by Expiration Dates	Barrels Sold	BPD	($/Bbl)
Fourth Quarter 2009	460,000	5,000	62.66
Calendar Year 2010	547,500	1,500	58.25
Totals	1,007,500
Average price			$60.26

Gasoline Swap Contracts by Expiration Dates	Barrels Purchased	BPD	($/Bbl)
Fourth Quarter 2009	460,000	5,000	60.53
Calendar Year 2010	547,500	1,500	58.42
Totals	1,007,500
Average price			$59.38

To summarize, at September 30, 2009, the Company had the following crude oil and gasoline derivative instruments not designated as hedges in its fuel products segment. These trades were used to economically lock in a portion of the mark-to-market valuation gain for the above crack spread trades.

Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Implied Crack Spread ($/Bbl)
Fourth Quarter 2009	460,000	5,000	(2.13)
Calendar 2010	547,500	1,500	0.17
Totals	1,007,500
Average price			$(0.88)

At September 30, 2009, the Company had the following put options related to jet fuel crack spreads in its fuel products segment, none of which are designated as hedges.

Jet Fuel Put/Option Crack Spread Contracts by Expiration Dates	Barrels	BPD	Average Sold Put ($/Bbl)	Average Bought Put ($/Bbl)
January 2011	216,500	6,984	$4.00	$6.00
February 2011	197,000	7,036	4.00	6.00
March 2011	216,500	6,984	4.00	6.00
Totals	630,000
Average price			$4.00	$6.00

Specialty Products Segment

At September 30, 2009, the Company had the following crude oil derivative instruments related to crude oil purchases in its specialty products segment, none of which are designated as hedges.

Crude Oil Put/Swap/Call Contracts by Expiration Dates	Barrels	BPD	Average Bought Put ($/Bbl)	Average Swap ($/Bbl)	Average Sold Call ($/Bbl)
October 2009	248,000	8,000	$57.33	$71.09	$81.09
November 2009	150,000	5,000	56.17	69.64	79.64
December 2009	62,000	2,000	56.30	68.55	78.55
Totals	460,000
Average price			$56.81	$70.27	$80.27